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                                                                      EXHIBIT 18
                                                                      ----------

January 21, 1999

Board of Directors
Union Pacific Corporation
1717 Main Street, Suite 5900
Dallas, Texas 75201

Dear Directors:

We have audited the consolidated financial statements of Union Pacific Corporation and subsidiary companies (the Corporation) as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated January 21, 1999. Note 1 to such consolidated financial statements contains a description of your adoption during the year ended December 31, 1998 of a change in the method of measuring enterprise level goodwill impairment under Accounting Principles Board Opinion No. 17, Intangible Assets, from an undiscounted cash flows approach to a fair value method based on a discounted cash flows approach. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,
/s/ Deloitte & Touche LLP